Exhibit 99.1

Energy Recovery Reports

Record Fiscal Year End 2016

Financial Results

SAN LEANDRO, Calif., March 8, 2017 — Energy Recovery Inc. (NASDAQ:ERII) (“Energy Recovery” or the “Company”), the leader in pressure energy technology for industrial fluid flows, today announced its financial results for the fiscal year and fourth quarter ended on December 31, 2016.

Full Year Summary:

●	Revenue increased 22% year-over-year to $54.7 million, the strongest top-line performance for in Company history
●	Product gross margin of 64%; a year-over-year increase of 790 basis points, highest in Company history
●	Total gross margin(1) of 67%; a year-over-year increase of 1,010 basis points, highest in Company history
●	Operating expenses decreased 2% to $36.5 million year-over-year
●	Net Income of $1.0 million, or $0.02 per share, positive for first time since 2009
●	Net cash flow of $0.8 million, excluding purchase of $38.8 million marketable securities and changes in restricted cash of $0.6 million

Fourth Quarter Summary:

●	Revenue increased 10% year-over-year to $17.9 million
●	Product gross margin of 64%; a year-over-year increase of 890 basis points, highest in Company history
●	Total gross margin(1) of 67%; a year-over-year increase of 850 basis points, highest in Company history
●	Operating expenses decreased 4% to $9.3 million year-over-year
●	Net Income of $3.1 million, or $0.06 per share

Joel Gay, President and Chief Executive Officer said, “2016 was a record year for the Company: record revenues in our oil & gas segment, record full year product and total gross margin(1), four consecutive quarters of record gross margins(1) and record full year gross profitability(1). Two years ago on the fiscal year 2014 earnings call, I established the objective of achieving break-even profitability within 24 months. In generating $1.0 million in net income, we not only fulfilled this commitment but returned to the black for the first time since 2009, and did so by a healthy margin. The dramatic improvement in the fundamental financial performance of the Company is yet another quantifiably meaningful result of the comprehensive strategic and operational turnaround initiated in January of 2015, an effort defined through an extreme bias toward execution. Our financial trajectory in 2016 was very much opposite to that of the majority of Energy market participants. It demonstrates the resiliency of our business model and portfolio management strategy of harvesting and reinvesting of cash flows from our desalination business to fund early-stage enterprises that are now beginning to generate appreciable economic rents. This portfolio management strategy also created increased product optionality in that we developed a new technology; a derivative of the VorTeq, designed for oil & gas applications. The most effective rebuttal to the inaccurate binary investment thesis surrounding Energy Recovery is to develop and ultimately monetize commercially viable products; in this, we expect to announce a new product in 2017.”

1 Total gross margin is a Non-GAAP financial measure. Please refer to the discussion under headings “Use of Non-GAAP Financial Measures” and “Reconciliations of Non-GAAP Financial Measures.”

Mr. Gay continued, “2016 was also a year of learning for the Company, especially as it relates to the ongoing VorTeq commercialization effort. Through the execution of a battery of tests with the Gen-I system, we identified multiple areas for system optimization, especially as it relates to the structural design of the manifold. Having reached the point of diminishing returns with the prototype missile late in the year, we made the decision to halt further testing and embark on the design of the Gen-II system which will present an entirely new and bespoke missile and the third generation of our VorTeq pressure exchanger. Importantly, armed with the lexicon of data acquired through the testing process in 2016, we were able to fashion a missile design specification that intends to mitigate the system excitation challenges that delayed milestone achievement. The decision to introduce the Gen-II system now, thereby preempting an effort that was originally planned for a later date again highlights our focus on product commercialization and the objective of taking the most direct path thereto. In this, we remain laser-focused on achieving milestone success in 2017 and find that our chances of doing so are greatly improved through the development and utilization of a system with greater reliability, greater volumetric throughput and one whose performance will be more aligned with the commercialization standards set forth in the contract. While 2015 was the most transformative year in the Company’s history, 2016 was undoubtedly the most strategically significant. It was a year in which we ate our cake and had it too with significant levels of R&D investment and profitability. I look forward to continuing this momentum in 2017.”

Revenues

The Company generated total revenue of $54.7 million for the fiscal year ended December 31, 2016, representing the strongest top-line performance in our history. Revenue increased by $10.0 million, or 22%, from $44.7 million for the year ended December 31, 2015. The increase was primarily due to an increase in product revenue of $6 million and an increase in license and development revenue of $4 million year-over-year.

Of the $6.0 million increase in product revenue, $4.0 million was attributable to the Water Segment and $2.0 million was attributable to the Oil & Gas Segment. Of the $4.0 million increase in Water Segment product revenue, $1.9 million was related to MPD sales, $1.2 million related to OEM sales, and $0.9 million related to aftermarket sales. Of the $2.0 million increase in Oil & Gas Segment product revenue, $2.2 million was due to the percentage-of-completion revenue recognition associated with the sale of multiple IsoBoost™ systems, this was partially offset by $0.2 million related to the commissioning of an IsoGen™ system and the cancellation of a purchase order for an IsoBoost in 2015.

License and development revenue increased by $4.0 million, or 380%, to $5.0 million in 2016 from $1.0 million in 2015. In October 2015, we entered into a fifteen-year exclusive license agreement with Schlumberger for the use of our VorTeq technology and received a $75 million up-front exclusivity fee. The increase of $4.0 million in license and development revenue in 2016 compared to 2015 was due to the recognition of a full year of amortization of the deferred revenue compared to a partial year of amortization in 2015.

This exclusivity fee will continue to be amortized on a level basis through the duration of the 15-year agreement. Pursuant to the license agreement, our license partner will also pay two (2) separate $25 million payments (for a total of $50 million) subject to the Company satisfying certain milestones and key performance indicators set forth in the license agreement. Following successful commercialization of the VorTeq technology, the license agreement provides for the payment of an annual royalty fee of $1.5 million per VorTeq in service per year for the duration of the license agreement. Total annual royalties are dictated by VorTeq minimum adoption requirements as a percentage of our license partner’s active fleets.

For the fourth quarter of 2016, the Company generated total revenue of $17.9 million, a 10% increase compared to $16.3 million in the fourth quarter of 2015. Energy Recovery had $16.7 million in product revenue in the fourth quarter of 2016, up from $15.2 million in the fourth quarter of 2015. The overall increase in revenues was driven by oil and gas product revenue from the percentage-of-completion revenue recognition associated with the sale of multiple IsoBoost systems. In the fourth quarter of 2016, the Company recognized $1.7 million of percentage-of-completion revenue.

Gross Margin

For the fiscal year 2016, the Company had record product and total gross margin(2). Product gross margin increased to 64% in 2016 from 56% in 2015 due to higher revenue across all Water sales channels, favorable shift in product mix and price, and increased production. Including license and development revenue, total gross margin(1) increased by 1,010 basis points to 67% in 2016.

For the fourth quarter of 2016, product gross margin increased by 890 basis points to 64%, compared to 55% in the fourth quarter of 2015. This increase was largely driven by favorable aftermarket channel and product mix, and increased production. Including license and development revenue, total gross margin(1) increased by 850 basis points to 67% in the fourth quarter of 2016.

Operating Expenses

For the fiscal year 2016, operating expenses decreased by $0.9 million, to $36.5 million from $37.4 million in 2015. The decrease was primarily due to non-recurring CEO transition expenses and legal expenses incurred in 2015, which were partially offset by increases in research and development expenses.

1 Total gross margin is a Non-GAAP financial measure. Please refer to the discussion under headings “Use of Non-GAAP Financial Measures” and “Reconciliations of Non-GAAP Financial Measures.”

For the fourth quarter of 2016, operating expenses decreased by $0.4 million, to $9.3 million from $9.6 million in the fourth quarter of 2015. The decrease in operating expenses was mainly due to lower general and administrative expenses as well as lower sales and marketing expenses, which were partially offset by increases in research and development expenses related to project costs associated with new product initiatives.

Bottom Line Summary

To summarize financial performance on a full-year basis, the Company reported a net income of $1.0 million, or $0.02 per share. Comparatively, the Company reported a net loss of $11.6 million, or $(0.22) per share, for the fiscal year 2015. Fiscal year 2016 represents the best net income and per share performance since 2009.

Cash Flow Highlights

For the fiscal year ended December 31, 2016, the Company’s net cash provided by operating activities was $5.0 million. This includes a net profit of $1.0 million and non-cash expenses of $6.3 million, the largest of which were share-based compensation of $3.3 million and depreciation and amortization of $3.7 million. Favorably impacting cash from operating activities by $2.3 million was the shipments of inventory and by $1.3 million from the increase in accrued expenses and other liabilities, offset by a $0.4 million decrease in prepaid & other assets and a reduction of $4.7 million in deferred revenue related to the amortization of the license agreement exclusivity fee. Cash used in investing activities was $40.7 million driven by $39.0 million in net purchases of marketable securities and $1.1 million in capital expenditures. Cash used in financing activities was $2.8 million, attributed to stock repurchases of $9.4 million, offset by $6.6 million collected from the issuance of common stock related to option exercises.

The Company ended the year with unrestricted cash of $61.4 million, current and non-current restricted cash of $4.4 million, and short-term investments of $39.1 million, all of which represent a combined total of $104.9 million.

Forward-Looking Statements

Certain matters discussed in this press release and on the conference call are “forward-looking statements” under the safe harbor provisions under the Private Securities Litigation Reform Act of 1995, including the Company’s expectations for its future financial performance and the Company’s ability to achieve the milestones under the Schlumberger licensing agreement and receive the related contractual payments. These forward-looking statements are based on information currently available to us and on management’s beliefs, assumptions, estimates, or projections and are not guarantees of future events or results. Accordingly, you should not place undue reliance on these forward-looking statements. Potential risks and uncertainties include our ability to achieve the milestones under the Schlumberger agreement, any other factors that may have been discussed herein regarding the risks and uncertainties of our business, and other risk factors included in documents that the Company has filed with the Securities and Exchange Commission (“SEC”), including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2016 as updated from time to time by our quarterly reports on Form 10-Q and our other filings with the SEC. Other unknown or unpredictable factors also could have material adverse effects on the Company’s future results. Because such forward-looking statements involve risks and uncertainties, the Company's actual results may differ materially from the predictions in these forward-looking statements. All forward-looking statements are made as of the date hereof, and the Company expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances, unless otherwise required by law.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including total gross profit, total gross margin, adjusted net profit (loss), and adjusted basic net profit (loss) per share, in addition to traditional GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States of America, or GAAP. The Company’s non-GAAP total gross profit and related total gross margin are determined by adding the license and development gross profit associated with the amortization of the Schlumberger exclusivity fee to product gross profit. The Company’s adjusted net profit (loss) is calculated by deducting certain non-core operating expenses related to, but not limited to, the CEO transition, general counsel transition, and litigation expenses. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions, and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. As such, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company uses these non-GAAP financial measures to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. The Company believes these non-GAAP financial measures reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business. A reconciliation of these non-GAAP financial measures to GAAP financial measures is included in the tables below.

Conference Call to Discuss Fourth Quarter and Fiscal Year 2016 Financial Results

LIVE CONFERENCE CALL: Thursday, March 9, 2017, 11:00 AM EDT Listen-only, Toll-free: 888-708-5689 Listen-only, Local: 913-312-1448 Access code: 1593249	CONFERENCE CALL REPLAY: Expiration: Thursday, March 23, 2017 Toll-free: 888-203-1112 Local: 719-457-0820 Access code: 1593249

Investors may also access the live call or the replay over the internet at ir.energyrecovery.com. The replay will be available approximately three hours after the live call concludes.

Disclosure Information

Energy Recovery uses the investor relations section on its website as means of complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor Energy Recovery’s investor relations website in addition to following Energy Recovery’s press releases, SEC filings, and public conference calls and webcasts.

About Energy Recovery Inc.

Energy Recovery (ERII) is an energy solutions provider to industrial fluid flow markets worldwide. Energy Recovery solutions recycle and convert wasted pressure energy into a usable asset and preserve pumps that are subject to hostile processing environments. With award-winning technology, Energy Recovery simplifies complex industrial systems while improving productivity, profitability, and efficiency within the oil & gas, chemical processing, and water industries. Energy Recovery products save clients more than $1.7 billion (USD) annually. Headquartered in the Bay Area, Energy Recovery has offices in Houston, Ireland, Shanghai, and Dubai. For more information about the Company, please visit www.energyrecovery.com.

Contact

Brian Uhlmer

buhlmer@energyrecovery.com

(713) 858-2284

ENERGY RECOVERY, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2016	2015
	(In thousands, except share data and par value)
ASSETS
Current assets:
Cash and cash equivalents	$61,364	$99,931
Restricted cash	2,297	1,490
Short-term investments	39,073	257
Accounts receivable, net of allowance for doubtful accounts of $130 and $166 at December 31, 2016 and 2015	11,759	11,590
Unbilled receivables, current	190	1,879
Cost and estimated earnings in excess of billings	1,825	—
Inventories	4,550	6,503
Deferred tax assets, net	—	938
Prepaid expenses and other current assets	1,311	943
Total current assets	122,369	123,531
Restricted cash, non-current	2,087	2,317
Unbilled receivables, non-current	—	6
Deferred tax assets, non-current	1,270	—
Property and equipment, net	8,643	10,622
Goodwill	12,790	12,790
Other intangible assets, net	1,900	2,531
Other assets, non-current	4	2
Total assets	$149,063	$151,799

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,505	$1,865
Accrued expenses and other current liabilities	9,019	7,808
Income taxes payable	16	2
Accrued warranty reserve	406	461
Deferred revenue, current	6,201	5,878
Current portion of long-term debt	11	10
Total current liabilities	17,158	16,024
Long-term debt, less current portion	27	38
Deferred tax liabilities, non-current	2,233	2,360
Deferred revenue, non-current	63,958	69,000
Other non-current liabilities	554	718
Total liabilities	83,930	88,140
Commitments and Contingencies (Note 9)
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 56,884,207 shares issued and 53,162,551 shares outstanding at December 31, 2016 and 54,948,235 shares issued and 52,468,779 shares outstanding at December 31, 2015	57	55
Additional paid-in capital	139,676	129,809
Accumulated other comprehensive loss	(118)	(64)
Treasury stock, at cost, 3,721,656 shares repurchased at December 31, 2016 and 2,479,456 shares repurchased at December 31, 2015	(16,210)	(6,835)
Accumulated deficit	(58,272)	(59,306)
Total stockholders’ equity	65,133	63,659
Total liabilities and stockholders’ equity	$149,063	$151,799

ENERGY RECOVERY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2016	2015	2014
	(In thousands, except per share data)
Product revenue	$49,715	$43,671	$30,426
Product cost of revenue	17,849	19,111	13,713
Product gross profit	31,866	24,560	16,713

License and development revenue	5,000	1,042	—

Operating expenses:
General and administrative	16,626	19,773	14,139
Sales and marketing	9,116	9,326	10,525
Research and development	10,136	7,659	9,690
Amortization of intangible assets	631	635	842
Total operating expenses	36,509	37,393	35,196

Income (loss) from operations	357	(11,791)	(18,483)

Other (expense) income:
Interest (expense)	(3)	(42)	—
Other non-operating income (expense)	290	(139)	69
Income (loss) before income taxes	644	(11,972)	(18,414)
(Benefit from) provision for income taxes	(390)	(334)	291
Net income (loss)	$1,034	$(11,638)	$(18,705)

Income (loss) per share:
Basic	$0.02	$(0.22)	$(0.36)
Diluted	$0.02	$(0.22)	$(0.36)

Number of shares used in per share calculations:
Basic	52,341	52,151	51,675
Diluted	55,451	52,151	51,675

ENERGY RECOVERY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2016	2015	2014
	(In thousands)
Cash Flows From Operating Activities:
Net income (loss)	$1,034	$(11,638)	$(18,705)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	3,680	3,838	4,028
Stock-based compensation	3,263	4,059	2,104
Provision for warranty claims	208	135	156
Amortization of premiums on investments	174	162	453
Provision for doubtful accounts	76	112	299
Change in fair value of put options	33	58	—
Loss (gain) on foreign currency transactions	13	1	(153)
Loss on disposal of fixed assets	—	—	38
Gain on fair value remeasurement of contingent consideration	—	—	(149)
Deferred income taxes	(459)	(326)	315
Valuation adjustments for excess or obsolete inventory	(361)	(250)	320
Reversal of accruals related to expired warranties	(236)	(395)	—
Other non-cash adjustments	(164)	(35)	375
Changes in operating assets and liabilities:
Inventories	2,287	1,951	(3,569)
Unbilled receivables	1,695	(128)	4,882
Accrued expenses and other liabilities	1,259	(708)	1,864
Deferred revenue, product	280	343	(331)
Income taxes payable	14	(3)	(18)
Litigation settlement	—	(1,700)	—
Accounts receivable	(244)	(743)	4,002
Accounts payable	(360)	48	628
Prepaid and other assets	(402)	316	(254)
Costs and estimated earnings in excess of billings	(1,825)	—	—
Deferred revenue, license and development	(5,000)	73,958	—
Net cash provided by (used in) operating activities	4,965	69,055	(3,715)

Cash Flows From Investing Activities:
Maturities of marketable securities	7,535	12,925	6,027
Restricted cash	(577)	1,665	3,306
Capital expenditures	(1,112)	(572)	(2,562)
Purchases of marketable securities	(46,552)	—	(273)
Net cash (used in) provided by investing activities	(40,706)	14,018	6,498

Cash Flows From Financing Activities:
Net proceeds from issuance of common stock	6,600	1,326	2,405
Proceeds from long-term debt	—	55	—
Payment of contingent consideration	—	—	(1,375)
Repayment of long-term debt	(10)	(7)	—
Repurchase of common stock	(9,375)	—	(2,835)
Net cash (used in) provided by financing activities	(2,785)	1,374	(1,805)
Effect of exchange rate differences on cash and cash equivalents	(41)	(17)	152
Net change in cash and cash equivalents	(38,567)	84,430	1,130
Cash and cash equivalents, beginning of year	99,931	15,501	14,371
Cash and cash equivalents, end of year	$61,364	$99,931	$15,501
Supplemental disclosure of cash flow information:
Cash paid for interest	$3	$42	$—
Cash received for income tax refunds	$2	$4	$1
Cash paid for income taxes	$51	$24	$35
Supplemental disclosure of non-cash transactions:
Purchases of property and equipment in trade accounts payable and accrued expenses and other liabilities	$66	$43	$1

ENERGY RECOVERY, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands, except per share data)

This press release includes non-GAAP financial information because we plan and manage our business using such information. Our non-GAAP Total Gross Margin is determined by adding back the license and development revenue associated with the amortization of the Schlumberger exclusivity fee.

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015	2014
Product revenue	$16,667	$15,211	$49,715	$43,671	$30,426
License and development revenue	1,250	1,042	5,000	1,042	—
Total revenue	$17,917	$16,253	$54,715	$44,713	$30,426

Product gross profit	$10,696	$8,415	$31,866	$24,560	$16,713
License and development gross profit	1,250	1,042	5,000	1,042	—
Total gross profit (Non-GAAP)	$11,946	$9,457	$36,866	$25,602	$16,713

Product gross margin	64.2%	55.3%	64.1%	56.2%	54.9%
Total gross margin (Non-GAAP)	66.7%	58.2%	67.4%	57.3%	54.9%

Net income / (loss)	$3,123	$312	$1,034	$(11,638)	$(18,705)
Interest (expense)	(1)	(2)	(3)	(42)	—
Other non-operating income (expense)	153	(9)	290	(139)	69
(Benefit from) provision for income taxes	(291)	(514)	(390)	(334)	291
Depreciation and amortization	909	941	3,680	3,838	4,028
EBITDA (Non-GAAP)	$3,589	$750	$4,037	$(7,953)	$(14,455)

Net income / (loss)	$3,123	$312	$1,034	$(11,638)	$(18,705)
Non-core operating expenses	—	491	1,008	6,246	—
Adjusted net income / (loss) (Non-GAAP)	$3,123	$803	$2,042	$(5,392)	$(18,705)

Basic net income / (loss) per share	$0.06	$0.01	$0.02	$(0.22)	$(0.36)
Adjusted basic net income / (loss) per share (Non-GAAP)	$0.06	$0.02	$0.04	$(0.11)	$(0.36)

Weighted average shares outstanding – basic	52,681	52,386	52,231	52,151	51,675